SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-28200

                         Westwood Financial Corporation
             (Exact name of registrant as specified in its charter)


           700-88 Broadway, Westwood, New Jersey 07675; (201) 666-5002
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock, par value $0.10 per
                    share (Title of each class of securities
                              covered by this Form)

                                 Not Applicable
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       |X|        Rule 12h-3(b)(1)(i)       |_|
          Rule 12g-4(a)(1)(ii)      |_|        Rule 12h-3(b)(1)(ii)      |_|
          Rule 12g-4(a)(2)(i)       |_|        Rule 12h-3(b)(2)(i)       |_|
          Rule 12g-4(a)(2)(ii)      |_|        Rule 12h-3(b)(2)(ii)      |_|
                                               Rule 15d-6                |_|

         Approximate number of holders of record  as  of  the  certification  or
notice date:     None
                 ----

         Effective 2/28/98, Westwood Financial Corporation merged with and into Lakeview Financial Corp. (0-25106)


         Pursuant to the requirements of the Securities Exchange Act of 1934 Westwood Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 2, 1998                By: /s/William J. Woods
      -------------                    -----------------------------------------
                                       William J. Woods, Chief Financial Officer